                                                                    EXHIBIT 10.1

                         COMMON STOCK OPTION AGREEMENT
                         -----------------------------


          COMMON STOCK OPTION AGREEMENT, dated as of March 15, 1996 between BURTON J. MEYER ("Optionee"), and LEE S. CASTY ("Casty").

                                 PREAMBLE
                                 --------

          For Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Casty has agreed to grant to Optionee an option to purchase up to 500,000 shares of common stock, par value $.004 per share (the "Shares") of Jack Carl/312-Futures, Inc., an Illinois corporation, (the "Company") in accordance with the terms of this Agreement.

          ACCORDINGLY, Casty and Optionee hereby agree as follows:

          1. Grant of Option. On the terms and subject to the conditions set forth herein, Casty hereby irrevocably grants to Optionee an option (the "Option") to purchase up to 500,000 Shares (the "Optioned Shares") at the purchase price of $.125 per share.

          2.   Exercise of Option.
               ------------------

               2.1 Until termination of this Agreement and the Option granted hereby, the Option to purchase the Optioned Shares may be exercised only by Optionee in whole or in part at any time or from time to time with respect to whole shares only.

               2.2 In order to exercise the Option, Optionee shall deliver a written notice to Casty specifying the number of Optioned Shares to be purchased and the date (not less than one nor more than five business days from the date of such notice) for the closing of such purchase. Such closing shall occur at such place as is designated by Casty.

          3. Payment of Purchase Price and Acquisition of Optioned Shares. At any closing hereunder, Optionee shall make payment to Casty for the aggregate price of the Optioned Shares being purchased by a certified or official bank check. At such closing, Casty shall deliver to Optionee a duly executed certificate or certificates, together with duly executed stock powers in blank, with signature witnessed, all in proper form for transfer into the name of Optionee or his designee, representing the number of Optioned Shares which Optionee has elected to purchase.

          4. Adjustment Upon Changes in Capitalization or Merger. The number and kind of Shares subject to the Option and the purchase price per Optioned Share will not be appropriately adjusted in the event of any change in the outstanding Shares of the Company by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like.

          5. Assignment. The Option shall only be exercisable by Optionee and shall not be assignable or transferrable without the express written consent of Casty. Accordingly, the Option may not, without Casty's express written consent, be assigned, transferred (by operation of law or otherwise), pledged or hypothecated in any manner or way whatsoever, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option, contrary to the provisions hereof, shall be null and void and without any force or effect.

          The Option herein granted is granted solely to Optionee and shall not inure to or be for the benefit of any other person, including but not limited to Optionee's heirs, legal representatives and successors. Accordingly, upon the death of Optionee, the Option herein granted to purchase any Optioned Shares not theretofore purchased shall immediately terminate and be of no further force or effect.

          6.   Termination.
               -----------

               6.1 This Agreement, and the Option granted hereby, shall terminate immediately upon the earlier of Optionee's death or five (5) years from the date hereof.

               6.2 Upon any occurrence specified in section 6.1, the Option herein granted to purchase any Optioned Shares not theretofore purchased shall immediately terminate and be of no further force or effect.

          7.   Restrictions on Transfer
               ------------------------

               7.1 Lack of Registration. Optionee understands and agrees that neither the Option nor the Shares that will be issued to him upon exercise of the Option are registered under any federal or state securities laws, and further understands that neither the Option nor the Shares have been approved or disapproved by the Securities and Exchange Commission ("SEC") or any other federal or state agency. Accordingly, Optionee understands that such Shares may not at any time be sold or otherwise disposed of by the Optionee unless they are registered under the Securities Act of 1933, as amended (the "Act") and other applicable state laws or there is applicable to such sale or other disposition one of the limited exemptions from registration set forth in the Act or the rules and regulations promulgated thereunder. Optionee further understands that: (a) Casty has no obligation or present intention to register any of these Shares and that the Company will not permit their sale other than in strict compliance with the Act and the rules and regulations promulgated thereunder; and (b) that Rule 144 promulgated by the SEC, which permits limited resales of restricted securities under certain circumstances, will not be available for the sale of any securities of the Company for the period set forth in Rule 144.

          7.2 Purchase for Investment. Optionee represents, warrants and agrees that he is acquiring the Option solely for his own account, for investment, and not with the view to the distribution or resale thereof.

          7.2.1 Further Assurances. Upon the exercise of the Option, Optionee agrees to execute such other documents as Casty shall reasonably request and as is necessary in order to comply with all applicable federal and state securities laws, including, but not limited to, a written representation that the Optionee is acquiring such Shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

          7.2.2 Upon the exercise of the Option, Optionee covenants and warrants to comply with all applicable state and federal securities laws, including but not limited to, Section 16 of the Securities Exchange Act of 1934.

          7.3 Legend Certificates. Optionee understands and agrees that upon exercise of the Option, the certificates issued to him will bear substantially the following legend:

     "The Securities represented by this Certificate were acquired on ___________ without registration under the Securities Act of 1933, as amended. No offer to sell, sale, or other transfer, pledge or hypothecation of these securities or any interest therein may be made except under an effective registration statement under said Act covering said securities unless the Issuer has received an opinion of counsel satisfactory to it that such offer, sale or other transfer, pledge or hypothecation does not require registration under said Act or is otherwise in compliance with the Act."

Optionee shall be bound by the terms of such legend and agrees that the appropriate transfer restrictions will be noted on the Company's records.

          7.4 Speculative Investment. Optionee is familiar with the Company and its operations and recognizes that the Shares to be transferred by Casty upon exercise of the Option are a speculative investment which involve a high degree of risk and represents that he is able to bear the economic risks associated with such an investment, including the possibility that he will lose his entire investment.

          7.5 Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the exercise of the Option and the issuance of any Shares upon such exercise.

     8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, postage prepaid, addressed to the respective party at the address set forth below as follows:

          (a)  If to the Optionee:

               Burton J. Meyer
               c/o Index Futures Group, Inc.
               200 West Adams Street
               Suite 1500
               Chicago, Illinois  60606

          (b)  If to Casty:

               Lee S. Casty
               c/o French-American Securities, Inc.
               200 West Adams Street
               Suite 1500
               Chicago, Illinois  60606

or to such other address as Optionee may have furnished to Casty or Casty may have furnished to Optionee, in either case in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     9.   Miscellaneous.
          -------------

          9.1 Reservation of Shares. Casty agrees that at all times until termination of the Option he shall own such number of Shares as are sufficient to satisfy from time to time the requirements of the Option.

          9.2 Fees, Expenses and Transfer Taxes. All fees, expenses and transfer taxes, if any, incurred in connection with the transfer of any of the Optioned Shares from Casty to Optionee shall, upon the exercise of the Option, be borne by Optionee.

          9.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois applicable to agreements made and to be performed wholly within such jurisdiction without regard to principles of conflicts of law.

          9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

          9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          9.6 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          9.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior written or oral warranties, representations, agreements, commitments or understandings between the parties hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and date first above written.



                                    /S/ LEE S. CASTY
                                    ----------------
                                    Lee S. Casty


                                    /S/ BURTON J. MEYER
                                    -------------------
                                    Burton J. Meyer

                                      -5-

                                  Page 9 of 9